Exhibit 4.28

LOAN AGREEMENT

SELLER’S CREDIT

THE UNDERSIGNED, KNOT SHUTTLE TANKERS AS, of Smedasundet 40, 5529 Haugesund, Norway, a company registered in Norway with registration number 998 942 829 (the “Borrower”)

HEREBY ACKNOWLEDGES that it owes to KNUTSEN NYK OFFSHORE TANKERS AS, of Smedasundet 40, 5529 Haugesund, Norway, a company registered in Norway with registration number 995 221 713 (the “Creditor”)

THE INITIAL PRINCIPAL AMOUNT of USD 12,000,000 (the “Loan Amount”), pursuant to the terms and conditions of this seller’s credit (the “Seller’s Credit”) as set out below:

Interpretation:	Capitalised terms not otherwise defined in this Seller’s Credit shall have the meanings ascribed to them in Schedule 1.

Undertaking to pay:	The Borrower irrevocably and unconditionally undertakes to pay to the Creditor the Loan Amount together with any other amount outstanding under this Seller’s Credit on the Maturity Date.

Maturity Date:	The date falling 5 years after the date of signing of this Seller’s Credit, or such other date as mutually agreed between the Borrower and the Creditor.

Interest:	Until this Seller’s Credit is repaid in accordance with the terms set out herein, interest shall accrue on the Loan Amount and be payable in accordance with the following conditions:

	a)	Interest shall accrue during the period from and including Closing (as defined in the SPA) and ending on the day preceding the due date for repayment of this Seller’s Credit.

	b)	The interest on the Loan Amount is fixed semi-annually based on the 6 months forward swap LIBOR, plus a margin fixed to 450 bps (4.50%) per annum.

	c)	Accrued interest on the Loan Amount shall accumulate, be compounded with the Loan Amount at the end of each consecutive six month period (the first of which starting on the date on which the Loan is made available to the Borrower) and be payable at the end of each such consecutive six month period.

	d)	Interest is calculated from day to day on the basis of the actual number of days elapsed and a year of 360 days.

	e)	Interest ceases to accrue on this Seller’s Credit as from the date on which this Seller’s Credit is fully repaid.

Default interest:	If the Borrower fails to pay any amount payable by it under this Seller’s Credit, or if an Event of Default occurs, the applicable interest on the overdue Loan Amount and accrued interest upon such failure to pay or Event of Default shall accrue at a rate of eight per cent (8.00%) per annum from the due date or the date an Event of Default occurred (as the case may be), to the date of actual payment.

No set-off by Borrower:	All payments to be made by the Borrower under this Seller’s Credit shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, unless explicitly agreed in a separate agreement.

Repayment:

Unless previously repaid, the Borrower shall repay this Seller’s Credit in full on the Maturity Date at par together with accrued interest up to (but excluding) the Maturity Date.

The Borrower may at any time, prepay in whole or in part this Seller’s Credit with five (5) Business Days notice. No prepayment fee applies to any such early prepayment.

All payments under this Seller’s Credit shall be made to such account as the Creditor from time to time notifies to the Borrower.

Priority and subordination:

This Seller’s Credit shall constitute senior debt obligations of the Borrower and has priority over any shareholder loans (to the Borrower) and equity provided by its owners.

Notwithstanding the foregoing, the obligations of the Borrower and the claims of the Creditor under this Seller’s Credit shall – if the Borrower, the Guarantor or the Target becomes insolvent or enters into bankruptcy proceedings - be fully subordinated to claims of the Senior Banks in respect of the Senior Bank Debt Guarantee Obligations.

Guarantee:	The obligations of the Borrower under this Seller’s Credit shall at all times until the Loan Amount, together with any and all amounts outstanding hereunder are repaid in full, be fully and irrevocably guaranteed by KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Guarantor”). Such guarantee shall be made by the Guarantor’s co-signature on this Seller’s Credit.

Events of Default:

The Loan Amount becomes immediately and automatically due for payment in full (together with accrued interest) upon the occurrence of an Event of Default, where “Event of Default” means:

a)      any non-payment by the Borrower under this Seller’s Credit; or

b)      upon the Borrower becoming insolvent or entering into bankruptcy proceedings, any liquidator or trustee in bankruptcy or similar officer is appointed in respect of the Borrower or any of its assets, any preparations are taken by its shareholders, directors or other officers for its winding up or dissolution.

For the avoidance of doubt, the provisions regarding subordination set forth in paragraph “Priority and subordination” applies in case of an Event of Default as set out in item b) above.

Transferability:

The Borrower may not transfer this Seller’s Credit (or any of its obligations and liabilities hereunder) to any third party.

The Creditor may transfer this Seller’s Credit, subject to the Borrower’s consent.

Governing law and enforcement:	This Seller’s Credit shall be governed by the laws of Norway, with the courts of Haugesund, Norway as legal venue.

THIS SELLER’S CREDIT has been entered into on 15 December 2014.

KNOT SHUTTLE TANKERS AS

By:	/s/ KARL GERHARD BRÅSTEIN DAHL
Name:	Karl Gerhard Bråstein Dahl
Title:	Director

KNUTSEN NYK OFFSHORE TANKERS AS

By:	/s/ ØYSTEIN M. KALLEKLEV
Name:	Øystein M. Kalleklev
Title:	CFO

Guarantee

By our co-signature on this Seller’s Credit we, KNOT Offshore Partners LP, hereby unconditionally and irrevocably guarantees, as primary obligor as and for its own debt and not merely as surety to the Creditor the due and punctual payment by the Borrower of any and all sums which are now or at any time hereafter will be payable by the Borrower under or in respect of the Seller’s Credit.

If and whenever the Borrower shall make default in the payment of any sums due and payable under the terms of the Seller’s Credit, we shall forthwith, following demand by Creditor to us, pay to the Creditor in such manner as notified by the Creditor the moneys in regard to which such default has been made, with the default interest (if any) thereon.

Our total liability under this Guarantee shall, in the aggregate, always be limited to the Loan Amount plus all unpaid interest and default interest.

KNOT OFFSHORE PARTNERS LP

By:	/s/ ARILD VIK
Name:	Arild Vik
Title:	CEO

Schedule 1: Definitions

Business Day:	Any day on which banks are generally open for commercial business in Norway.

Senior Banks:	Sumitomo Mitsui Banking Corporation Europe Limited, CommBank Europe Limited and SMBC Nikko Capital Markets Ltd and/or such other banks as may become creditors in respect of the Senior Bank Debt from time to time.

Senior Bank Debt:	The USD 172,500,000 Senior Secured Credit Facilities Agreement in respect of the vessel “Dan Cisne” and the vessel “Dan Sabia”, dated April 3, 2014, made between (i) the Target and KNOT Shuttle Tankers 21 AS as joint and several borrowers, (ii) the Seller as original guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) Sumitomo Mitsui Banking Corporation Europe Limited and CommBank Europe Limited, as mandated lead arrangers and bookrunners (v) SMBC Nikko Capital Markets Ltd, as hedging bank and (vi) Sumitomo Mitsui Banking Corporation Europe Limited, as structuring bank and agent (as amended, supplemented or varied from time to time).

Senior Bank Debt Guarantee Obligations:	The Guarantor’s potential payment obligations as guarantor for the Target’s fulfilment of its obligations under the Senior Bank Debt.

SPA:	The share purchase agreement entered into between the Borrower and the Creditor dated 10 December 2014, whereby the Borrower agreed to purchase and the Creditor agreed to sell all shares in Target.

Target:	KNOT Shuttle Tankers 20 AS, of Smedasundet 40, 5529 Haugesund, Norway a company registered in Norway with registration number 897 099 152.